Exhibit 99.1

Friday, October 31, 2014

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR THIRD QUARTER 2014; DECLARES 28 CENT DIVIDEND

Lakeville, Conn., October 31, 2014 /GlobeNewswire …..Salisbury Bancorp, Inc. (“Salisbury”) NASDAQ Capital Market: “SAL”, the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its third quarter ended September 30, 2014.

During the first three calendar quarters of 2014, Salisbury made significant progress in implementing strategic initiatives to enhance its market presence in each of the three states in which it operates:

  In May 2014, the Bank opened a new branch in Great Barrington, Massachusetts.
  In June 2014, the Bank completed the previously announced acquisition of a branch and the related deposits of another bank located in Sharon, Connecticut. Operations of our existing Sharon, Connecticut branch were consolidated into this new location.
  During the second quarter of 2014, the Bank filed applications with state and federal bank regulators in connection with its previously announced plans to acquire Riverside Bank of Poughkeepsie, New York. Such acquisition is expected to be completed by year-end 2014, following receipt of regulatory approvals.
  During the third quarter of 2014, the bank continued merger related planning and filings with state and federal bank regulators as required.
  On October 29, 2014, shareholders of Riverside Bank and Salisbury voted to approve the merger, subject to regulatory approval.

Selected third quarter 2014 statistics:

Net income available to common shareholders was $728,000, or $0.43 per common share, for the quarter ended September 30, 2014 (third quarter 2014), versus $926,000, or $0.54 per common share, for the quarter ended June 30, 2014 (second quarter 2014), and $976,000, or $0.57 per common share, for the quarter ended September 30, 2013 (third quarter 2013).

  Average earning assets increased $39.1 million as compared with second quarter 2014 and increased $31.2 million as compared with third quarter 2013.
  Net loans receivable increased $5.3 million during third quarter 2014 to $461.9 million at September 30, 2014, from $456.6 million at June 30, 2014, and increased $41.6 million from $420.3 million at September 30, 2013.
  Total deposits grew $14.9 million during the third calendar quarter to $522.3 million, as compared with $507.4 million at June 30, 2014, and grew $42.4 million as compared with $479.9 million at September 30, 2013.
  Book value per common share increased $0.30 per share during the third quarter of 2014 to $34.74 from $34.44 at June 30, 2014 and $32.28 at September 30, 2013.
  Earnings per common share of $0.43 decreased $0.11, or 20.4%, as compared to $0.54 for the second quarter 2014, and decreased $0.14, or 24.6%, as compared to third quarter 2013.
  Excluding non-recurring third quarter after tax expenses of $165,000 and similar second quarter non-recurring expenses of $83,000 (after taxes) substantially related to professional fees which were incurred in conjunction with strategic initiatives during the second and third quarter 2014 respectively (non-GAAP):
    Third quarter 2014 earnings per common share would have been $0.52, representing a decrease of $0.07 versus second quarter 2014, and a decrease of $0.05, versus third quarter 2013.
    Third quarter 2014 net income available to common shareholders would have decreased $115,000, or 11%, versus an adjusted second quarter 2014 and would have decreased $83,000, or 9%, versus third quarter 2013.
    Third quarter 2014 non-interest expense would have decreased $67,000, or 2%, versus an adjusted second quarter 2014 and would have increased $268,000, or 6%, versus third quarter 2013.
  The net interest margin decreased 35 basis points versus second quarter 2014 and decreased 12 basis points versus third quarter 2013. The decline in net interest margin is attributable to a number of factors including:
    Higher balances, $34 million on average as compared with the prior quarter, of interest bearing demand deposits with other banks is a result of our branch acquisition and seasonal deposit flows. This additional liquidity is being carried on the balance sheet in anticipation of the closing of the previously announced merger with Riverside Bank;
    A change in the timing of the recognition of collected loan origination fees;
    Market rates on newly originated loans being lower than that of the portfolio, a result of the continued overall lower rate and competitive environment.
  Provision for loan losses for third quarter 2014 was $318,000 versus $314,000 for the second quarter 2014 and $240,000 for third quarter 2013. Net loan charge-offs were $36,000, versus $106,000 for second quarter 2014 and $215,000 for third quarter 2013.
  Tax equivalent net interest and dividend income decreased $152,000, or 2.9%, versus second quarter 2014, and increased $108,000, or 2.2%, versus third quarter 2013.

Richard J. Cantele, Jr., President and Chief Executive Officer, stated, “We are pleased with the integration and performance to date of both our Sharon, Connecticut branch acquisition and consolidation, as well as our de-novo branch in Great Barrington, Massachusetts. We are also continuing to work towards a smooth integration of our previously announced proposed acquisition of Riverside Bank, based in Poughkeepsie, New York. The respective shareholders of both Riverside and Salisbury have approved the merger, and we expect to complete this transaction prior to year end following receipt of regulatory approval. The Bank’s third quarter results reflect growth in both loans and deposits and demonstrate our continued commitment to the communities in our market area.”

Net Interest Income

Tax equivalent net interest and dividend income for third quarter 2014 decreased $152,000, or 2.9%, versus second quarter 2014, and increased $108,000, or 2.2%, versus third quarter 2013. Average total interest bearing deposits increased $29.2 million as compared with second quarter 2014 and increased $15.7 million as compared with third quarter 2013. Average earning assets increased $39.1 million as compared with second quarter 2014 and increased $31.2 million as compared with third quarter 2013. The net interest margin on a tax equivalent basis decreased from 3.74% at second quarter 2014 to 3.39% and decreased 12 basis points versus third quarter 2013 from 3.51%.

Non-Interest Income

Non-interest income decreased $129,000, or 8.0%, versus second quarter 2014 and increased $94,000, or 6.0%, versus third quarter 2013. Trust and Wealth Advisory revenues decreased $148,000 versus second quarter 2014 and increased $41,000 versus third quarter 2013. The quarter-over-quarter decrease is mainly due to tax preparation fees collected annually in the second quarter and decreased estate fees. Service charges and fees increased $13,000 versus second quarter 2014 and $44,000 versus third quarter 2013 due to higher volume of interchange fees and loan servicing fees implemented in 2014. Income from sales and servicing of mortgage loans in the third quarter decreased by $3,000 as compared to the second quarter 2014 and increased $9,000 as compared to the third quarter 2013. Mortgage loan sales totaled $1.4 million for third quarter 2014, $1.6 million for second quarter 2014 and $2.2 million for third quarter 2013. Third quarter 2014, second quarter 2014 and third quarter 2013 included amortization on mortgage servicing rights of $55,000, $86,000 and $101,000, respectively. Other income includes income from bank owned life insurance and rental income.

Non-Interest Expense

Non-interest expense for third quarter 2014 increased $41,000 versus second quarter 2014 and increased $465,000 versus third quarter 2013. Compensation decreased $13,000 versus second quarter 2014 and increased $62,000 versus third quarter 2013. The year-over-year growth includes annual increases and higher medical insurance expense due to increased employee participation, partially offset by lower severance related payments. Premises and equipment increased $27,000 versus second quarter 2014 and increased $106,000 versus third quarter 2013. The year-over-year increase is mainly due to the opening of the Great Barrington, Massachusetts branch, the acquisition and consolidation of the Sharon branch and related renovation expense. Data processing decreased $15,000 versus second quarter 2014 and increased $62,000 versus third quarter 2013, mainly due to the Sharon, Connecticut branch acquisition conversion and the errors related to communication circuit billings. Professional fees increased $16,000 versus second quarter 2014, and increased $135,000 versus third quarter 2013. Second and third quarter 2014 included legal and consulting expenses related to strategic initiatives. Collections and OREO expense decreased $8,000 versus second quarter 2014, and increased $3,000 versus third quarter 2013. Salisbury had $333,000 in foreclosed property at September 30, 2014. FDIC insurance decreased $5,000 versus second quarter 2014 and increased $8,000 versus third quarter 2013. Remaining operating expenses increased $39,000 versus second quarter 2014 and increased $89,000 versus third quarter 2013 due primarily to increases in other administrative and operational expenses and expenses related to strategic initiatives.

The effective income tax rates for third quarter 2014, second quarter 2014 and third quarter 2013 were 12.8%, 19.8% and 17.7%, respectively.

Loans

Net loans receivable increased $5.3 million during third quarter 2014 to $461.9 million at September 30, 2014, from $456.6 million at June 30, 2014, and increased $41.6 million from $420.3 million at September 30, 2013.

Asset Quality

Non-performing assets increased $0.2 million during third quarter 2014 to $8.9 million, or 1.4% of assets, at September 30, 2014, versus $8.7 million, or 1.4% of assets, at June 30, 2014, and decreased $0.8 million versus $9.7 million, or 1.7% of assets, at September 30, 2013.

The $0.2 million increase in non-performing assets in third quarter 2014 resulted primarily from loans aggregating $0.4 million placed on non-accrual status and a $0.5 million change in 90+ past due status offset in part by $0.1 million in loan repayments, $0.5 million reinstated to accrual and payoffs, and $0.1 million in loan charge-offs and sale of OREO.

Total impaired and potential problem loans increased $1.6 million during third quarter 2014 to $26.6 million, or 5.7% of gross loans receivable, at September 30, 2014, versus $25.0 million, or 5.4% of gross loans receivable, at June 30, 2014, and increased $1.5 million versus $25.1 million, or 5.9% of gross loans receivable, at September 30, 2013.

Accruing loans past due 30-to-89 days decreased $1.0 million during third quarter 2014 to $1.3 million, or 0.28% of gross loans receivable, at September 30, 2014, and compares favorably to the prior quarter total of $2.3 million, or 0.50% of gross loans receivable, at June 30, 2014. Accruing loans past due 30-to-89 days decreased $3.8 million as compared to September 30, 2013.

Provision for loan losses was $318,000 versus $314,000 second quarter 2014 and $240,000 for third quarter 2013. Net loan charge-offs were $36,000, $106,000 and $215,000, for the respective quarters. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, increased to 1.15% at September 30, 2014 versus 1.11% at June 30, 2014 and 1.10% at September 30, 2013.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Capital

Both Salisbury and the Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At September 30, 2014, Salisbury’s Tier 1 leverage and total risk-based capital ratios were 9.85% and 16.27%, respectively, and the Bank’s Tier 1 leverage and total risk-based capital ratios were 8.26% and 13.77%, respectively, versus regulatory “well capitalized” minimums of 5.00% and 10.00%, respectively.

At September 30, 2014, Salisbury’s assets totaled $638 million. Book value and tangible book value per common share were $34.74 and $28.49, respectively. Tangible book value excludes goodwill and core deposit intangibles.

In August 2011, Salisbury received $16 million of capital from the U.S. Treasury’s Small Business Lending Fund (the “SBLF”) program and repaid the $8.8 million of capital received in 2009 from the U.S. Treasury’s Capital Purchase Program. The SBLF program was established to encourage lending to small businesses by providing Tier 1 capital to qualified community banks with assets of less than $10 billion. To date Salisbury has used this capital to increase its portfolio of qualified small business loans by $37.5 million and to augment its regulatory capital ratios.

Third Quarter 2014 Dividend on Common Shares

The Board of Directors of Salisbury, the holding company for Salisbury Bank and Trust Company, declared a $0.28 per common share quarterly cash dividend at their October 31, 2014 meeting. The dividend will be paid on November 28, 2014 to shareholders of record as of November 14, 2014.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848 through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; South Egremont, Sheffield, and Great Barrington, Massachusetts; and Dover Plains and Millerton, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ materially from results discussed in the forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of Riverside Bank (“proposed transaction”), Salisbury filed with the SEC a Registration Statement on Form S-4 that included a proxy statement of Salisbury and Riverside Bank and a prospectus of Salisbury, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS OF SALISBURY AND RIVERSIDE BANK ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION IN ITS ENTIRETY AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Salisbury and Riverside Bank may obtain a free copy of the joint proxy statement/prospectus containing information about Salisbury and Riverside Bank, as well as other filings containing information about Salisbury, at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other filings may also be obtained free of charge at Salisbury’s website at www.salisburybank.com.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
Cash and due from banks	$5,759	$5,926
Interest bearing demand deposits with other banks	43,066	6,785
Total cash and cash equivalents	48,825	12,711
Interest bearing time deposits with other banks	—	738
Securities
Available-for-sale at fair value	85,445	94,491
Federal Home Loan Bank of Boston stock at cost	3,515	5,340
Loans held-for-sale	—	173
Loans receivable, net (allowance for loan losses: $5,384 and $4,683)	461,913	438,178
Other real estate owned	333	377
Bank premises and equipment, net	12,899	11,611
Goodwill	9,829	9,829
Intangible assets (net of accumulated amortization: $2,161 and $1,967)	872	576
Accrued interest receivable	1,834	1,760
Cash surrender value of life insurance policies	8,802	7,529
Deferred taxes	—	260
Other assets	3,822	3,536
Total Assets	$638,089	$587,109
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$99,843	$84,677
Demand (interest bearing)	81,877	81,932
Money market	132,471	120,550
Savings and other	122,836	107,171
Certificates of deposit	85,267	83,039
Total deposits	522,294	477,369
Repurchase agreements	6,500	2,554
Federal Home Loan Bank of Boston advances	29,218	30,411
Capital lease liability	424	425
Deferred taxes	643	—
Accrued interest and other liabilities	3,494	3,560
Total Liabilities	562,573	514,319
Commitments and contingencies	—	—
Shareholders' Equity
Preferred stock - $.01 per share par value
Authorized: 25,000; Issued: 16,000 (Series B);
Liquidation preference: $1,000 per share	16,000	16,000
Common stock - $.10 per share par value
Authorized: 3,000,000;
Issued: 1,713,281 and 1,710,121	171	171
Unearned compensation-restricted stock awards	(254)	(335)
Paid-in capital	13,764	13,668
Retained earnings	42,960	42,240
Accumulated other comprehensive income, net	2,875	1,046
Total Shareholders' Equity	75,516	72,790
Total Liabilities and Shareholders' Equity	$638,089	$587,109

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended September 30,	Three months ended		Nine months ended
(in thousands, except per share amounts)	2014	2013	2014	2013
Interest and dividend income
Interest and fees on loans	$4,656	$4,516	$13,983	$13,415
Interest on debt securities
Taxable	330	418	1,075	1,359
Tax exempt	416	475	1,294	1,441
Other interest and dividends	42	22	87	58
Total interest and dividend income	5,444	5,431	16,439	16,273
Interest expense
Deposits	379	459	1,079	1,437
Repurchase agreements	3	2	5	4
Capital lease	12	—	29	—
Federal Home Loan Bank of Boston advances	296	311	892	935
Total interest expense	690	772	2,005	2,376
Net interest income	4,754	4,659	14,434	13,897
Provision for loan losses	318	240	969	876
Net interest and dividend income after provision for loan losses	4,436	4,419	13,465	13,021
Non-interest income
Trust and wealth advisory	791	750	2,509	2,299
Service charges and fees	639	595	1,807	1,687
Gains on sales of mortgage loans, net	—	69	43	501
Mortgage servicing, net	41	(37)	80	(3)
Other	82	82	234	251
Total non-interest income	1,553	1,459	4,673	4,735
Non-interest expense
Salaries	1,980	1,922	5,776	5,508
Employee benefits	697	693	2,176	2,140
Premises and equipment	728	622	2,102	1,789
Data processing	420	358	1,254	1,145
Professional fees	441	306	1,485	996
Collections and OREO	77	74	298	305
FDIC insurance	119	111	340	350
Marketing and community support	115	99	355	326
Amortization of intangibles	75	56	194	167
Other	456	402	1,306	1,232
Total non-interest expense	5,108	4,643	15,286	13,958
Income before income taxes	881	1,235	2,852	3,798
Income tax provision	113	219	567	695
Net income	$768	$1,016	$2,285	$3,103
Net income available to common shareholders	$728	$976	$2,159	$2,982

Basic earnings per common share	$0.43	$0.57	$1.26	$1.75
Diluted earnings per common share	0.43	0.57	1.26	1.75
Dividends per common share	0.28	0.28	0.84	0.84

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the three month periods ended
(in thousands, except per share amounts and ratios)	Q3 2014	Q2 2014	Q1 2014	Q4 2013	Q3 2013
Total assets	$638,089	$621,476	$589,771	$587,109	$589,481
Loans receivable, net	461,913	456,627	446,518	438,178	420,306
Total securities	88,960	92,884	98,015	99,831	105,156
Deposits	522,294	507,361	477,512	477,369	479,869
FHLBB advances	29,218	29,619	30,017	30,411	30,801
Shareholders’ equity	75,516	75,000	74,001	72,790	71,211
Wealth assets under management	416,510	429,093	439,951	431,793	408,448
Non-performing loans	8,611	8,379	8,149	7,172	9,166
Non-performing assets	8,945	8,757	8,527	7,549	9,737
Accruing loans past due 30-89 days	1,294	2,306	4,021	5,374	5,094
Net interest and dividend income	4,754	4,905	4,775	4,793	4,659
Net interest and dividend income, tax equivalent	5,075	5,227	5,104	5,115	4,967
Provision for loan losses	318	314	337	190	240
Non-interest income	1,553	1,682	1,438	1,571	1,459
Non-interest expense	5,108	5,068	5,110	4,977	4,643
Income before income taxes	881	1,205	766	1,197	1,235
Income tax provision	113	239	215	214	219
Net income	768	966	551	980	1,016
Net income available to common shareholders	728	926	505	940	976

Per share data
Basic earnings per common share	$0.43	$0.54	$0.29	$0.55	$0.57
Diluted earnings per common share	0.43	0.54	0.29	0.55	0.57
Dividends per common share	0.28	0.28	0.28	0.28	0.28
Book value per common share	34.74	34.44	33.90	33.21	32.28
Tangible book value per common share - Non-GAAP(1)	28.50	28.15	27.85	27.12	26.17

Common shares outstanding at end of period	1,713	1,713	1,711	1,710	1,710
Weighted average common shares outstanding, basic and diluted,
to calculate earnings per share	1,693	1,691	1,691	1,691	1,691

Profitability ratios
Net interest margin (tax equivalent)	3.39%	3.74%	3.72%	3.71%	3.51%
Efficiency ratio(2)	75.92	72.35	77.11	71.77	71.22
Non-interest income to operating revenue	24.62	25.54	23.14	24.68	23.85
Effective income tax rate	12.82	19.85	28.02	17.92	17.70
Return on average assets	0.45	0.62	0.35	0.64	0.64
Return on average common shareholders’ equity	4.85	6.32	3.53	6.69	7.05

Credit quality ratios
Net charge-offs to average loans receivable, gross	0.03%	0.09%	0.12%	0.15%	0.20%
Non-performing loans to loans receivable, gross	1.84	1.82	1.81	1.62	2.16
Accruing loans past due 30-89 days to loans receivable, gross	0.28	0.50	0.89	1.22	1.20
Allowance for loan losses to loans receivable, gross	1.15	1.11	1.09	1.06	1.10
Allowance for loan losses to non-performing loans	62.52	60.89	60.05	65.30	50.80
Non-performing assets to total assets	1.40	1.41	1.45	1.29	1.65

Capital Ratios
Common shareholders' equity to assets	9.33%	9.49%	9.83%	9.67%	9.37%
Tangible common shareholders' equity to assets - Non-GAAP(1)	7.78	7.90	8.22	8.04	7.73
Tier 1 leverage capital	9.85	10.50	10.65	10.65	10.28
Total risk-based capital	16.27	16.11	16.42	16.46	16.67

(1) Refer to schedule labeled “Supplemental Information - Non-GAAP Financial Measures.”

(2) Calculated using SNL’s methodology: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions, nonrecurring pension plan curtailment, litigation expenses and penalty of FHLBB advance prepayment.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q3 2014	Q2 2014	Q1 2014	Q4 2013	Q3 2013
Shareholders' Equity	$75,516	$75,000	$74,001	$72,790	$71,211
Less: Preferred Stock	(16,000)	(16,000)	(16,000)	(16,000)	(16,000)
Common Shareholders' Equity	59,516	59,000	58,001	56,790	55,211
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(872)	(946)	(520)	(576)	(631)
Tangible Common Shareholders' Equity	$48,815	$48,225	$47,652	$46,385	$44,751
Total Assets	$638,089	$621,476	$589,771	$587,109	$589,481
Less: Goodwill	(9,829)	(9,829)	(9,829)	(9,829)	(9,829)
Less: Intangible assets	(872)	(946)	(520)	(576)	(631)
Tangible Total Assets	$627,388	$610,701	$579,422	$576,704	$579,021
Common Shares outstanding	1,713	1,713	1,711	1,710	1,710

Book value per Common Share – GAAP	$34.74	$34.44	$33.90	$33.21	$32.28
Tangible book value per Common Share - Non-GAAP	28.50	28.15	27.85	27.12	26.17

Common Equity to Assets – GAAP	9.33%	9.49%	9.83%	9.67%	9.37%
Tangible Common Equity to Assets – Non-GAAP	7.78	7.90	8.22	8.04	7.73

Non-interest expense	$5,108	$5,068	$5,110	$4,977	$4,643
Less: Amortization of core deposit intangibles	(75)	(63)	(56)	(56)	(56)
Less: Foreclosed property expense	(1)	(5)	(10)	(123)	(10)
Less: Strategic initiatives	(197)	(90)	(301)	(233)	—
Operating Expenses	$4,835	$4,910	$4,743	$4,565	$4,577
Net interest and dividend income, tax equivalent	$5,075	$5,227	$5,104	$5,115	$4,967
Non-interest income	1,553	1,682	1,438	1,571	1,459
Operating Revenue	$6,628	$6,909	$6,542	$6,686	$6,426
Efficiency Ratio less strategic initiatives	72.94%	71.07%	72.49%	68.27%	71.22%